SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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METROSPACES, INC.

(Name of Registrant as Specified in its Charter)

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Metrospaces, Inc.
888 Brickell Key Dr., Unit 1102

Miami, FL 33131

(305) 600-0407

Dear Stockholders:

We are writing to advise you that Metrospaces, Inc. intends to amend its Certificate of Incorporation as follows:

•	to effect a reverse stock split the outstanding shares of its common stock at a ratio of from 1 new share for 500 existing shares (1:500) to 1 new share for 5,000 existing shares (1:5,000) at any time prior to October 31, 2014. The exact ratio and date for the reverse split will be fixed by our Board of Directors, in its sole discretion; and
•	to eliminate the Series A Preferred Stock provided for in the Certificate of Incorporation.

This action was approved on July 10, 2014, by our Board of Directors. The vote of a majority of the outstanding shares of our common stock, which is the only outstanding class of our voting securities, was also necessary to approve the action of the Board of Directors and on July 23, 2014, the holders of approximately 71% of our outstanding shares of our common stock approved this action by written consent in lieu of a special meeting of stockholders in accordance with the relevant provisions of the Delaware General Corporation Law and our By-laws.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934. This Information Statement is first mailed to stockholders on September 5, 2014.

Please feel free to call me should you have any questions on the enclosed Information Statement. We thank you for your continued interest in our company.

On or about August 29, 2014, we mistakenly mailed an incomplete version of the attached Information Statement to you. Please ignore that mailing.

For the Board of Directors of

Metrospaces, Inc.

By: /s/ Oscar Brito

Oscar Brito

Sole Director

September 5, 2014

Metrospaces, Inc.
888 Brickell Key Dr., Unit 1102

Miami, FL 33131

(305) 600-0407

INFORMATION STATEMENT REGARDING

ACTION TAKEN BY WRITTEN CONSENT
OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of Metrospaces, Inc. in connection with the proposed amendment of the certificate of incorporation to provide for a reverse stock split and the elimination of our Series A Preferred Stock.

On July 10, 2014, our Board of Directors adopted resolutions approving (i) the reverse stock split, pursuant to which, if the Board of Directors to proceed with it, all of the outstanding shares of our existing common stock would be converted into and reclassified as new shares of common stock at any time prior to October 31, 2014, at a ratio to be determined by the Board of Directors ranging from 1 new share of common stock for 500 existing shares of common stock (1:500) to 1 new share of common stock for 5,000 existing shares of common stock (1:5,000)(the “Ratio”) and (ii) the elimination of the Series A Preferred Stock. On July 23, 2014, our president and chief executive officer, who on that date owned approximately 71% of our outstanding voting securities (the “Consenting Stockholder”), which exceeds the required majority of our outstanding common stock, which is the only class of our outstanding voting securities, necessary for the adoption of this action, executed written consents approving the action of the Board of Directors. The reverse stock split, if the Board of Directors determines to proceed with it, and/or the elimination of the Series A Preferred Stock, whether or not the Board of Directors determines to proceed with the reverse stock split, will be effected through the filing of a certificate of amendment to our Certificate of Incorporation (the “Certificate of Amendment”).

Attached hereto as Appendix A to this Information Statement, is the form of Certificate of Amendment, into which will be inserted, as authorized by the resolutions adopted by the Board of Directors and approved by the Consenting Stockholder, the effective date of the reverse stock split and the Ratio.

No special meeting of stockholders to approve the resolutions adopted by the Board of Directors is required because Section 228 of the General Corporation Law of the State of Delaware (the “GCL”) and Section 10 of our By-laws provide that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a special meeting at which all shares entitled to vote thereon were present and voted may be signed in lieu of such meeting. Because the consents received were sufficient in order for stockholders to approve the reverse stock split, we are not seeking additional consents.

Pursuant to Section 228(e) of the GCL, we are required to provide prompt notice of the taking of the corporate action without a special meeting of stockholders to all stockholders who did not consent in writing to this action and who, if this action had been taken at a special meeting, would have been entitled to notice of the special meeting if the record date for notice of such special meeting had been the date on which the written consents were signed. This Information Statement serves as this notice.

This Information Statement is first being mailed on or about September 5, 2014, to stockholders of record as of that date, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). No dissenter’s rights or appraisal rights are afforded to our stockholders under the GCL as a result of the approval of the above actions or the filing of the Certificate of Amendment.

The entire cost of furnishing this Information Statement, which is estimated to be approximately $5,000, will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL STOCKHOLDERS

At July 23, 2014, our issued and outstanding voting securities consisted of 2,815,233,174 shares of common stock, each of which entitles the holder to cast one vote on all matters submitted to a vote of our stockholders. The following table contains information regarding record ownership of our voting securities as of that date:

•	persons who own beneficially more than 5% of the outstanding voting securities,
•	our directors,
•	named executive officers, and
•	all of our directors and officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days after from July 23, 2014, upon exercise of options, warrants or convertible securities. None of the beneficial owners named in the table below was entitled to acquire any common stock within 60 days after said date. The person named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares.

Security Ownership of Certain Beneficial Holders
	Common Stock
	Shares	Percent of Class
Name and Address of Beneficial Owner[1]
Oscar Brito	2,000,000,000	71.0
All directors and named executive officers as a group (1 person)	2,000,000,000	71.0
[1]	The address of listed beneficial owners is in care of the Company at 888 Brickell Key Dr., Unit 1102, Miami, FL 33131.

THE REVERSE STOCK SPLIT

The Board of Directors has been granted the authority to effect a reverse stock split of our outstanding shares of our common stock at the Ratio and on the date fixed by our Board of Directors, in its sole discretion. If the Board of Directors decides to implement the reverse stock split, it will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse stock split, if implemented, will not affect the rights of the holders of common stock, which will be the same before and after the reverse stock split.

Our common stock is currently quoted on the OTC Pink of OTC Markets Group Inc. (“OMG”) under the symbol “MSPC.” On September 2, 2014, the last sale price of our common stock was $0.0003 per share. The Board of Directors believes that current low price of our common stock negatively impacts the Company’s credibility as a viable business enterprise. In addition, it believes that the following factors adversely affect the market for our common stock:

•	The extremely low per-share market price of our common stock, which impairs the acceptability of our common stock to potential acquisition candidates and certain members of the investing public, including institutional investors.

•	The facts that many analysts will not, or are not permitted, to initiate coverage on low-priced securities and that some investors view low-priced stock as unattractive or, if they are institutional investors, are precluded from purchasing low-priced securities as a matter of policy.
•	The fact that many, if not most brokerages and/or their custodians will not accept sub-penny stock for deposit and will refuse to trade stock that was accepted for deposit if it becomes a sub-penny stock.
•	The fact that transaction costs (brokerage commissions, markups or markdowns) on very low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, which may limit the willingness of investors to purchase our common stock at its current price levels.
•	The fact that until the price of our common stock has had a minimum closing bid price of $0.01 per share for its common stock as of the close of business on each of the 5 consecutive trading days, the Company cannot apply to OMG for quotation of the common stock on OMG’s OTCQB tier. Until the common stock is quoted on the OTCQB tier, the Company will be unable to make public offerings of the common stock at current market prices, but must make such offerings at a fixed price. In addition, the Board of Directors believes that shares that are quoted on the OTCQB tier are more attractive to investors than those quoted on the OTC Pink tier. The Board of Directors believes, but cannot assure, that, immediately after the implementation of the reverse split, the price of the common stock will initially be above that level or that, if it is initially above that level, it will remain above that level. If the common stock becomes eligible for quotation on the OTCQB tier, the Company will consider applying for quotation thereon, but may not do so immediately or at all.

However, certain other investors may be attracted to low-priced stocks because of the greater trading volatility sometimes associated with such securities.

After weighing these factors, the Board of Directors chose to adopt and recommend to the stockholders the reverse stock split.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding and their market price. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share of our common stock after the reverse stock split may not rise or remain constant in proportion to the ratio of the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than before the reverse stock split and the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split, as adjusted for the ratio of the reverse split. In many cases, the total market capitalization of a company following a reverse stock split is lower than before the reverse stock split. We cannot be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock.

The reverse split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Board considered reducing the number of shares of authorized common stock in connection with the reverse stock split, but determined that the availability of additional shares may be beneficial to the Company for possible issuances. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock and for issuance in financing transactions. We have no specific plans, intentions, arrangements or understandings, whether written or oral, to issue any of the shares that will be newly available as a result of the reverse stock split.

Because the reverse stock split results in an increased number of authorized but unissued shares of our common stock it could be construed as having an anti-takeover effect, but in light of the fact that a single stockholder holds and after the implementation of the reverse split will continue to hold approximately 71% of the outstanding shares of common stock, we do not believe that this is so.

Our Board decided on a ratio of from 1:500 to 1:5,000, rather than a fixed ratio, in order to provide the Board with the flexibility in light of the fact that the market price of our stock has been extremely volatile and reflects the desire of the Board to fix the ratio when the Certificate of amendment is filed, which will be at least 20 days after the date of this Information Statement and could be longer, so as to achieve the desired results of the reverse stock split and, in particular to attain a post-reverse-split price for the common stock that is likely to remain above $0.01 per share. The Board has the authority to implement the reverse stock split only upon the Board’s determination that the reverse stock split would be in our best interest at that time. In determining whether to proceed with the reverse stock split and fix the Ratio, the Board of Directors will consider a number of factors, including market conditions, existing and expected trading prices of our common stock and the number of freely tradable shares that it believes are needed to support a trading market.

If the Board decides to implement the reverse stock split, it will set the record date and effective date and fix the Ratio. No further action on the part of stockholders is required to either implement or abandon the reverse stock split. If the Board determines to implement the reverse stock split, we will provide, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split, including the Ratio. If the Board does not implement the reverse stock split prior to the close of business on October 31, 2014, its authority to implement the reverse stock split will terminate. The Board has the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that it is not in our best interest.

Our authorized common stock is 5,000,000,000 shares, par value $0.000001 per share. The reverse stock split will affect all of the holders of our common stock uniformly. On the effective date of the Certificate of Amendment, each stockholder will own a reduced number of shares of common stock, but will hold the same percentage of the outstanding shares as he held prior to the effective date of the Certificate of Amendment. Based upon 2,815,233,174 shares of common stock outstanding at July 23, 2014, the following table reflects the approximate percentage decrease in the number of outstanding shares of common stock, the approximate number of shares that would be outstanding as a result of the reverse stock split and the approximate percentage those shares represents to our authorized common stock at various ratios:

Ratio of Reverse Stock Split	Approximate Percentage Decrease in Outstanding Common Shares	Approximate Outstanding Shares After Reverse Stock Split	Approximate Percentage of Authorized Common Shares
1 for 500	(1)	5,630,466	(2)
1 for 1,000	(1)	2,815,233	(2)
1 for 2,000	(1)	1,407,617	(2)
1 for 3,000	(1)	938,411	(2)
1 for 4,000	(1)	703,809	(2)
1 for 5,000	(1)	563,047	(2)

1 More than 99%.
2 Less than 0.15%.

If and when implemented, the reverse stock split will also have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

•	the number of authorized shares of common stock will not change;
•	the number of authorized shares of our preferred stock will not change;
•	no scrip or fractional shares will be issued as a result of the reverse stock split and any fractional shares which may be issuable will be rounded up to the nearest whole share;

•	the per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
•	the par value of the common stock will remain $0.000001 per share; and
•	the stated capital on our balance sheet attributable to the common stock will be decreased based upon the ratio of the reverse stock split, and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The reverse stock split should not result in any recognition of gain or loss. The holding period of the shares owned after the reverse stock split (the “New Shares”) will include the stockholder’s holding period for the corresponding shares of common stock (the “Old Shares”) owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear, but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our view regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept it. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he resides.

The foregoing summary is included for general information only. Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the reverse stock split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

In compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the forward stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

The Completion of the Certificate of Amendment in Connection with the Reverse Stock Split

As authorized by the resolutions adopted by the Board of Directors and approved by the Consenting Stockholder, the Board of Directors will complete the form of Certificate of Amendment annexed to this Information Statement as Appendix A by inserting the effective date of the reverse stock split and the Ratio. The reverse stock split will be effected by the filing of the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware. The effective date will be no earlier than 20 days after this Information Statement was first mailed to our stockholders.

Certain Regulatory Matters

In the event the reverse split is effected, our common stock will have a new Committee on Uniform Securities Identification Procedures Number (CUSIP Number), which is a number used to identify our equity securities. The reverse stock split will require processing by the Financial Industry Regulatory Authority, Inc. (FINRA) pursuant to Rule 10b-17 promulgated under the Exchange Act in order for the reverse stock split to be recognized in the market for trading purposes. We expect to, but cannot assure that we will, receive FINRA’s clearance prior to the effective date of the reverse stock split. If so, common stock will be quoted at its post-split price on the effective date.

Stock Certificates

Following the reverse stock split, stock certificates representing the Old Shares will continue to be valid. In the future, new stock certificates will be issued reflecting the reverse stock split, but this in no way will affect the validity of your current stock certificates. After the effective date of the reverse stock split, each stock certificate representing Old Shares will be deemed to represent New Shares in proportion to the Ratio. Certificates representing New Shares will be issued in due course as stock certificates representing Old Share are tendered for exchange or transfer to our transfer agent, Pacific Stock Transfer Company. We request that stockholders do not send any of their stock certificates to our transfer agent at this time. The cost of the issuance of a stock certificate representing New Shares will be borne by the stockholder requesting such issuance.

Restricted Securities

Stock certificates evidencing New Shares that are issued in exchange for Old Shares representing shares that are “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, shares will bear the same restrictive legend as the old stock certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the period during which a stockholder has held his Old Shares will be included in the total holding period for his New Shares.

ELIMINATION OF THE SERIES A PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock in series. All of the preferred stock has been designated “Series A Preferred Stock,” but no shares of this series is outstanding. If issued, each share of this series would have 1,000 votes and, if all issued shares of this series did not possess 51% of the voting power of the Company, all shares of that series would nevertheless possess collectively 51% of the voting power of the capital stock of the Company. Furthermore, the holders of Series A Preferred Stock would have the right to elect the majority of the Directors to the Board of the Company and to amend the Certificate of Incorporation to ensure the furtherance of the Company and its operations.

The Certificate of Incorporation omitted any provisions as to the convertibility or redemption of, dividends on or liquidation rights with respect to the Series A Preferred Stock. The Board of Directors believes that because of this omission, shares of this series could not be sold to investors or used for any other corporate purpose. Furthermore, since the Series A Preferred Stock comprises all of the authorized shares of preferred stock, no shares of preferred stock are available for any purpose. Therefore, the Board of Directors adopted, and the Consenting Stockholder approved, a resolution amending the Certificate of Incorporation to eliminate the Series A Preferred Stock.

Elimination of the Series A Preferred Stock will make it possible for the Board of Directors to issue up to all of the authorized 10,000,000 shares of preferred stock in series and to determine, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of the common stock, without the consent of the holders of the common stock. This will provide the Board of Directors with great flexibility in tailoring the provisions of a series for a specific purpose, such as an acquisition, a financing or another corporate purpose. However, the ability to issue new series of preferred stock could be used to prevent, or make it more difficult for a third party to obtain control of the Company. For example, the Board of Directors could authorize the issuance of one or more shares of preferred stock, which by its terms would outvote all of the shares of common stock on any matter, be redeemable for a very high premium in the event of a change in control of the Company or be convertible into a controlling block of the stock of the Company or a person who acquired control of the Company.

If the Board of Directors determines not to effect the reverse stock split, the Certificate of Amendment will nevertheless be filed to effect the elimination of the Series A Preferred Stock, without the provisions relating to the reverse stock split.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit issuers and intermediaries such as brokers to satisfy delivery requirements for proxy and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy or information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for issuers and intermediaries. This Information Statement serves as notice that we will and some brokers may household proxy and information materials, delivering a single proxy or information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be Householding materials will continue until you are notified otherwise or until you advise us or any broker that has given a householding notice that you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement. If you currently receive multiple proxy or information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Metrospaces, Inc., Attention: Corporate Secretary, 888 Brickell Key Dr., Unit 1102, Miami, Florida 33131.

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Metrospaces, Inc., Attention: Corporate Secretary, 888 Brickell Key Dr., Unit 1102, Miami, Florida 33131.

We file annual, quarterly and current reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

METROSPACES, INC.

By: /s/ Oscar Brito

Oscar Brito

Chief Executive Officer

Date: September 5, 2014

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT

The certificate of amendment will be in the following form, to be completed by the Board of Directors as set forth in the Information Statement. In the event that the Board of Directors determines not to proceed with the reverse stock split, the portion of the form referring to the reverse stock split will be removed.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

METROSPACES, INC.

METROSPACES, INC., a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST: The Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable, recommending its approval to the stockholders and submitting it to said stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the following paragraph be added to immediately after the first paragraph of said Article VI:

At 5:00 p.m. local time in Miami, Florida, on ____________, 2014, every ______ (__) issued and outstanding shares of the Corporation’s Common Stock, par value $0.000001 per share (the “Old Common Stock”), shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.00001 per share (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted by virtue of said conversion and reclassification. Any fractional share that would otherwise be issuable as a result of said conversion and reclassification shall be rounded up to the nearest whole share in lieu of any payment for such fractional share; and

RESOLVED, the following provision be eliminated from Article VI of the Certificate of Incorporation:

THIRD:

The Preferred Stock is hereby established as Series A Preferred Stock, designated “Series A Preferred Stock”. The number of shares of Series A Preferred Stock shall be 10,000,000 shares, and have a par value .000001. The Series A Preferred Stock shares shall have superiority voting rights equal to 1,000 votes per share. In the event that such votes do not total 51% all votes, than regardless of the provisions of this paragraph, in any such case, the votes cast by Series A Preferred Stock shall be equal to 51% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders. Furthermore the holders of Series A Preferred shares have the right to the majority of the Directors to the Board of the Company and to further amend the Articles of Incorporation to ensure the furtherance of the Company and its operations.

SECOND: Pursuant to Section 228 of the General Corporation Law, consents in writing adopting said resolution were signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consents were delivered to the Corporation by delivery to its officer having custody of the book in which proceedings of meetings of stockholders are recorded.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its officer thereunder duly authorized this ___________ day of _________2014.

METROSPACES, INC.

By:
Oscar Brito
President

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